Exhibit 99.1

West Pharmaceutical Services, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of the acquisition by West Pharmaceutical Services, Inc. (“West”) of certain assets of The Tech Group, Inc. (“TGI”) for approximately $140.5 million in cash. West purchased substantially all of the assets of TGI, including all of the shares of TGI’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico. The acquisition was accounted for under the purchase method of accounting as prescribed in Statement of Financial Accounting Standard No. 141, “Business Combinations”. An unaudited pro forma condensed consolidated balance sheet is not necessary since the acquisition is included in West’s consolidated balance sheet as of December 31, 2005. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2004, was prepared as if the acquisition had occurred as of January 1, 2004. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005, was prepared as if the acquisition had occurred as of January 1, 2005. The historical financial information has been adjusted to give effect to pro forma items that are: (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma adjustments are based upon available information and assumptions that West believes are reasonable. The notes to the unaudited pro forma condensed consolidated financial statements provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial statements. Such financial statements have been compiled from historical financial statements and other information, but do not purport to represent what West’s financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project West’s financial performance for any future periods. The unaudited pro forma condensed consolidated financial statements and related notes thereto should be read in conjunction with West’s historical consolidated financial statements as previously filed on West’s Annual Report on Form 10-K for the year ended December 31, 2005 and the historical consolidated financial statements of TGI previously filed in the Current Report on Form 8-K/A dated August 3, 2005.

PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries

Twelve Months Ended December 31, 2004

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	The Tech Group, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$541,600	$117,400	$—		$659,000
Cost of goods sold	385,700	104,400	800	A	490,900
Gross profit	155,900	13,000	(800)		168,100
Selling, general and administrative expenses	105,200	12,600	2,000	B	119,800
Restructuring and impairment charges	1,000	—	—		1,000
Other expense (income), net	1,500	(500)	—		1,000
Operating profit	48,200	900	(2,800)		46,300
Interest expense, net	7,000	—	6,400	C	13,400
Income before income taxes	41,200	900	(9,200)		32,900
Provision for income taxes	11,100	300	(3,200)	D	8,200
Income from consolidated operations	30,100	600	(6,000)		24,700
Equity in net income of affiliated companies	3,400	—	—		3,400
Income from continuing operations	$33,500	$600	$(6,000)		$28,100
Net income per share from continuing operations:
Basic	$1.12				$0.94
Assuming dilution	$1.09				$0.91
Average common shares outstanding	29,955				29,955
Average shares assuming dilution	30,842				30,842
Dividends declared per common share	$0.43				$0.43

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries

Twelve Months Ended December 31, 2005

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	(1) Historical The Tech Group, Inc. 1/1/05 – 5/20/05	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$699,700	$62,000	$—		$761,700
Cost of goods sold	507,100	52,200	300	A	559,600
Gross profit	192,600	9,800	(300)		202,100
Selling, general and administrative expenses	120,300	5,000	1,000	B	126,300
Restructuring and impairment benefit	(1,300)	—	—		(1,300)
Other expense (income), net	1,400	200	—		1,600
Operating profit	72,200	4,600	(1,300)		75,500
Interest expense, net	12,000	—	2,400	C	14,400
Income before income taxes	60,200	4,600	(3,700)		61,100
Provision for income taxes	17,300	800	(500)	D	17,600
Minority interest	100	—	—		100
Income from consolidated operations	42,800	3,800	(3,200)		43,400
Equity in net income of affiliated companies	2,400	—	—		2,400
Income from continuing operations	$45,200	$3,800	$(3,200)		$45,800
Net income per share from continuing operations:
Basic	$1.45				$1.47
Assuming dilution	$1.39				$1.41
Average common shares outstanding	31,100				31,100
Average shares assuming dilution	32,525				32,525
Dividends declared per common share	$0.46				$0.46

(1) The historical results of TGI are included in the pro forma condensed consolidated statements of income for the period 1/1/05 through 5/20/05. Beginning with the acquisition date of 5/20/05, TGI is included in West’s reported results.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

West Pharmaceutical Services, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

On May 20, 2005, West completed its acquisition of substantially all of the assets of the Tech Group, Inc. (“TGI”), including the outstanding stock of, or other equity interests in, TGI’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico. West did not acquire TGI’s ownership interest in Tech Group Asia. TGI provides contract design, tooling and manufacturing services and solutions using plastic injection molding and component assembly processes for the medical device, pharmaceutical, diagnostic and general healthcare and consumer industries. The total purchase price was $140,500, of which $7,100 was held in an escrow account (restricted cash) at December 31, 2005. This restricted cash will be paid to the sellers contingent on the performance of a specific product line during the sellers’ fiscal year ending June 26, 2006.

The purchase accounting allocation of the purchase price is as follows:

Inventories	$7,000
Accounts receivable	20,800
Other current assets	8,000
Property, plant and equipment, net	49,000
Goodwill	18,000
Intangible assets	53,200
Other noncurrent assets	300
Current liabilities	(21,000)
Noncurrent liabilities and deferred taxes	(1,900)
Cash paid to sellers	133,400
Restricted cash	7,100
Total consideration	$140,500

A - Record depreciation expense for acquired fixed assets based on the fair values determined at the time of acquisition. Depreciation expense is calculated on a straight line basis over 35 years for buildings, 10 years for machinery and equipment and 3 years for automobiles and computer equipment. Leasehold improvements are depreciated on a straight line basis over the shorter of their estimated useful lives or their respective lease term as defined in FAS 13.

B - Record amortization expense for intangible assets based on the fair values determined at the time of acquisition. Amortization expense is calculated on a straight line basis over the remaining useful life of each asset. Trademarks are considered to have indefinite lives, therefore no amortization is calculated. Customer contracts and customer relationships have useful lives of 20 and 25 years, respectively.

C – Record interest expense at 4.5% for $140,500 borrowed under the revolver agreement for the acquisition. The estimated rate of 4.5% is based on the borrowing agreement (LIBOR plus applicable interest rate “spread”). In addition, amortization of loan origination fees of less than $100 was recorded for the periods.

D – Record income taxes based on statutory rates in effect in the various countries of operation.